Filed pursuant to Rule 433

Registration Nos. 333-202290 and 333-202290-5

Free Writing Prospectus Dated September 6, 2017

Final Term Sheet

PPL CAPITAL FUNDING, INC.

$500,000,000

4.000% SENIOR NOTES DUE 2047

Issuer:	PPL Capital Funding, Inc.

Guarantor:	PPL Corporation

Principal Amount:	$500,000,000

Trade Date:	September 6, 2017

Settlement Date:	September 8, 2017 (T+2)

Stated Maturity Date:	September 15, 2047

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, commencing on March 15, 2018

Annual Interest Rate:	4.000%

Price to Public:	98.792%

Benchmark Treasury:	3.000% due May 15, 2047

Benchmark Treasury Yield:	2.720%

Spread to Benchmark Treasury:	+135 basis points

Yield to Maturity:	4.070%

Optional Redemption:	Prior to March 15, 2047 (the “Par Call Date”), the notes will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) to the Par Call Date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, plus, in either of the above cases, accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the date of redemption.

On or after the Par Call Date, the notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the date of redemption.

CUSIP / ISIN:	69352P AM5 / US69352PAM59

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Scotia Capital (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Goldman Sachs & Co. LLC by calling 1-866-471-2526, J.P. Morgan Securities LLC by calling 212-834-4533 (collect), Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-294-1322 or Scotia Capital (USA) Inc. by calling 1-800-372-3930.